PRICING TERM SHEET

Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Dated June 5, 2019

Registration Statement No. 333-214864

Relating to the Preliminary Prospectus Supplement dated June 5, 2019

PARKER-HANNIFIN CORPORATION

$575,000,000 of 2.700% Senior Notes due 2024

$1,000,000,000 of 3.250% Senior Notes due 2029

$800,000,000 of 4.000% Senior Notes due 2049

Issuer:	Parker-Hannifin Corporation

Title of Securities:	2.700% Senior Notes due 2024	3.250% Senior Notes due 2029	4.000% Senior Notes due 2049

Distribution:	SEC Registered

Security Type:	Senior Unsecured

Expected Ratings at the Settlement Date*:	Moody’s: Baal (stable) / S&P: A (negative watch) / Fitch: A- (stable)

Principal Amount:	$575,000,000	$1,000,000,000	$800,000,000

Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Trade Date:	June 5, 2019

Settlement Date†:	June 14, 2019 (T + 7)

Maturity Date:	June 14, 2024	June 14, 2029	June 14, 2049

Price to Public:	99.954% of face amount	99.687% of face amount	98.504% of face amount

Coupon (Interest Rate):	2.700%	3.250%	4.000%

Benchmark Treasury:	2.000% UST due May 31, 2024	2.375% UST due May 15, 2029	3.000% UST due February 15, 2049

Benchmark Treasury Price and Yield:	100-21 1⁄4 / 1.860%	102-09+ / 2.117%	107-14 / 2.637%

Spread to Benchmark Treasury:	+ 85 bps	+ 117 bps	+ 145 bps

Yield to Maturity:	2.710%	3.287%	4.087%

Interest Payment Dates:	Semi-annually on June 14 and December 14 of each year, commencing December 14, 2019

Optional Redemption:

Make-Whole Call:	UST + 15 bps	UST + 20 bps	UST + 25 bps

Par Call:	On or after May 14, 2024 (one month prior to the Maturity Date)	On or after March 14, 2029 (three months prior to the Maturity Date)	On or after December 14, 2048 (six months prior to the Maturity Date)

Special Mandatory Redemption:	If we do not consummate the proposed acquisition of LORD on or prior to April 27, 2020 or, if prior to such date, we notify the trustee under the indenture in writing that the Merger Agreement is terminated, the 2024 Notes and the 2049 Notes (the “SMR notes”) will be subject to a special mandatory redemption. The special mandatory redemption price will be equal to 101% of the aggregate principal amount of the SMR notes, plus accrued and unpaid interest on the SMR notes to, but not including, the special mandatory redemption date.

CUSIP / ISIN:	701094 AM6 / US701094AM61	701094 AN4 / US701094AN45	701094 AP9 / US701094AP92

Joint Book-Running Managers:	Barclays Capital Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC	Barclays Capital Inc. J.P. Morgan Securities LLC TD Securities (USA) LLC	Barclays Capital Inc. J.P. Morgan Securities LLC HSBC Securities (USA) Inc.

Co-Managers:

TD Securities (USA) LLC

HSBC Securities (USA) Inc.

Citigroup Global Markets Inc.

KeyBanc Capital Markets Inc.

Mizuho Securities USA LLC

PNC Capital Markets LLC

Commerz Markets LLC

Loop Capital Markets LLC

MUFG Securities Americas Inc.

Lloyds Securities Inc.

UniCredit Capital Markets LLC

HSBC Securities (USA) Inc.

Wells Fargo Securities, LLC

Citigroup Global Markets Inc.

KeyBanc Capital Markets Inc.

Mizuho Securities USA LLC

PNC Capital Markets LLC

Commerz Markets LLC

Loop Capital Markets LLC

MUFG Securities Americas Inc.

Lloyds Securities Inc.

UniCredit Capital Markets LLC

TD Securities (USA) LLC

Wells Fargo Securities, LLC

Citigroup Global Markets Inc.

KeyBanc Capital Markets Inc.

Mizuho Securities USA LLC

PNC Capital Markets LLC

Commerz Markets LLC

Loop Capital Markets LLC

MUFG Securities Americas Inc.

Lloyds Securities Inc.

UniCredit Capital Markets LLC

This pricing term sheet relates only to the securities described above and should be read in conjunction with the preliminary prospectus supplement dated June 5, 2019 (the “Preliminary Prospectus Supplement”) relating to these securities. The information in this pricing term sheet supplements the Preliminary Prospectus Supplement and updates and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

† The issuer expects that delivery of the notes will be made to investors on or about June 14, 2019 which will be the seventh business day following the date of this pricing term sheet (such settlement being referred to as “T + 7”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day before the date of delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T + 7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement Purchasers of the notes who wish to trade the notes prior to the second business day before the date of delivery of the notes should consult their advisors.

The issuer has filed a registration statement (including a prospectus and related preliminary prospectus supplement for the offering) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the accompanying prospectus in that registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, J.P. Morgan Securities LLC collect at 1-212-834-4533, HSBC Securities (USA) Inc. toll-free at 1-800-811-8049, TD Securities (USA) LLC toll-free at 1-855-495-9846 and Wells Fargo Securities, LLC toll-free at 1-800-645-3751

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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